                                                                   EXHIBIT 10.19

                             SUMMARY OF KEY TERMS OF
                NAMED EXECUTIVE OFFICER COMPENSATION ARRANGEMENTS

      Corillian's CEO and four most highly compensated executive officers (the "named executive officers") are generally compensated pursuant to oral, informal compensation arrangements. Material elements of Corillian's compensation arrangements with its named executive officers consist of a base salary, participation in an incentive cash bonus program and equity compensation awards.

      The following table sets forth the current base salaries for Corillian's named executive officers.

EXECUTIVE OFFICER                             CURRENT SALARY
-----------------                             --------------
Alex P. Hart                                  $      280,000
Paul K. Wilde                                 $      200,000
Christopher L. Brooks                         $      200,000
Erich J. Litch                                $      190,000
Andre Bouchard                                $      185,000

      Named executive officers are also eligible to receive discretionary bonuses on a semi-annual basis. The following table sets forth the target bonus amounts for 2005 for the named executive officers as a percentage of base salary.

                                              2005 BONUS
EXECUTIVE OFFICER                               TARGET
-----------------                             ----------
Erich J. Litch                                    105%
Andre Bouchard                                     42%
Alex P. Hart                                       41%
Christopher L. Brooks                              20%
Paul K. Wilde                                      16%

Corillian's named executive officers are eligible to receive awards under Corillian's equity compensation plans. All option grants to executive officers are approved by the Compensation Committee. Guidelines for the number of options granted to named executive officers have been established, and are reviewed periodically, by the Compensation Committee to ensure competitiveness. The Compensation Committee determines the terms of actual grants based on individual performance and contribution to our strategic success. Options granted to Corillian's named executive officers generally have a term of ten years.

Corillian has entered into severance agreements with its named executive officers pursuant to which they will receive certain severance benefits if their employment with Corillian terminates under certain circumstances, including if their employment terminates in certain circumstances within one year following a change in control of Corillian.

Occasionally, Corillian reimburses newly hired executives for relocation expenses. Named executive officers also participate in Corillian's other employee benefit plans on the same basis as other employees.